Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, April 19, 2013 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today reported it will not declare a monthly cash distribution to the holders of its Units of beneficial interest for the month of April 2013. Normally, a distribution would be made in April based principally upon production during the month of February 2013. However, this month revenues exceeded production costs by only $705,612, the Trust’s 75% of which would be $529,209. Production costs for the previous month exceeded revenues by approximately $1.6 million. When such costs exceed revenues in any month, the excess is recovered out of future gross revenues before any further payment is made to the Trust. Cash available for distribution this month will be applied first to pay certain deferred administrative costs and to replenish the reserve maintained by the Trustee for liabilities and contingencies. The balance will be distributed in the next month in which sufficient funds are available to make a material distribution.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,475,083 Mcf (2,726,397 MMBtu). Dividing revenues by production volume yielded an average gas price for February 2013 of $3.26 per Mcf ($2.96 per MMBtu) as compared to $3.50 per Mcf ($3.17 per MMBtu) for January 2013. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,070,735. Lease operating expenses were $3,128,962 and taxes were $899,108.

Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President & Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt@compassbank.com